EXHIBIT 99.1

                                News Release
DARLING INGREDIENTS INC. ANNOUNCES
NEW APPOINTMENT TO BOARD OF DIRECTORS
Company Names Celeste A. Clark as Director

IRVING, TEXAS, October 26, 2021/PRNewswire/ Darling Ingredients Inc. (NYSE: DAR) today announces the appointment of Celeste A. Clark, Ph.D., to its Board of Directors. Dr. Clark joins the Board as an independent director, and her appointment is effective immediately. The appointment of Dr. Clark will expand the total number of directors to ten. It is expected that she will also be appointed to a new, standalone environmental, social and governance (ESG) committee currently being developed by the Board.

Dr. Clark has served as a principal of Abraham Clark Consulting, LLC, a consulting firm, since November 2011 and consults on nutrition and health policy, regulatory affairs and leadership development. Dr. Clark is also an adjunct professor in the Department of Food Science and Human Nutrition at Michigan State University, where she has served in such position since January 2012. She previously served as Senior Vice President, Global Policy and External Affairs of Kellogg Company, a food manufacturing company, and was the Chief Sustainability Officer until she retired in 2011. She was a member of the Global Executive Management Team and had an accomplished career spanning nearly 35 years in the food industry. At Kellogg Company, she was responsible for the development and implementation of health, nutrition and regulatory science initiatives globally to ensure consistency in approach and implementation. In addition, she also led global corporate communications, public affairs, philanthropy and several administrative functions. Dr. Clark is currently a member of the board of directors of Wells Fargo & Company, The Hain Celestial Group, Inc. and Prestige Consumer Healthcare Inc. She also serves as a trustee of the W.K. Kellogg Foundation.

"We are excited to welcome Dr. Clark to our Board as her leadership, experience and wealth of knowledge in the areas of sustainability and nutrition are a great addition. I believe she will provide excellent guidance in enhancing our ESG messaging and bring thoughtful insight into the positioning of our Rousselot® brand Peptan products as they continue to grow across the globe,” said Randall C. Stuewe, Chairman and CEO of Darling Ingredients.

About Darling
Darling Ingredients Inc. (NYSE: DAR) is a world leading producer of organic ingredients, generating a wide array of sustainable protein and fat products while being one of the largest producers of renewable clean energy. With operations on five continents, Darling collects waste streams from the agri-food industry, repurposing into specialty ingredients, such as hydrolyzed collagen, edible and feed-grade fats, animal proteins and meals, plasma, pet food ingredients, fuel feedstocks, and green bioenergy. Darling Ingredients named one of the 50 Sustainability and Climate Leaders in 2021, to learn more Darling Ingredients: The greenest Company on the planet - 50 Sustainability & Climate Leaders (50climateleaders.com). The Company sells its ingredients around the globe and works to strengthen our promise for a better tomorrow, creating product applications for health, nutrients and bioenergy while optimizing our services to the food chain. Darling is a 50% joint venture partner in Diamond Green Diesel (DGD), North America's largest renewable diesel manufacturer, currently producing approximately 290 million gallons of renewable diesel annually which products reduce Greenhouse Gas (GHG) emissions by up to 85% compared to fossil fuels. For additional information, visit the Company's website at http://www.darlingii.com.

Safe Harbor Statement
Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

For more information contact:
Jim Stark, Vice President, Investor Relations	Email : james.stark@darlingii.com
5601 MacArthur Blvd., Irving, Texas 75038	Phone : 972-281-4823